                                                                    Exhibit 99.2

                              [CLAIMSNET.COM LOGO]

For more information, please contact:

Paul Miller
Claimsnet.com
(972) 458-1701
pwmiller@claimsnet.com
----------------------

FOR IMMEDIATE RELEASE:

                Claimsnet.com Reports First Quarter 2002 Results


DALLAS - May 16, 2002 - Claimsnet.com inc. (OTCBB: CLAI.OB; BSE: CLAI), a leading provider of Internet-based business to business solutions for the healthcare industry, today reported its results for the first quarter of fiscal 2002, which ended March 31, 2002.

For the quarter ended March 31, 2002, the Company reported revenues of $315,000 as compared to $532,000 in the same period of 2001. The Company's April 2001 amended agreement with McKesson Corporation was the primary cause of the revenue decrease from the prior year period. The Company's net loss for the quarter ended March 31, 2002 was $1,102,000, or $0.10 per share, versus a loss of $1,316,000, or $0.15 per share, for the same period in 2001.

The Company's cost of revenues decreased to $560,000 for the quarter from $910,000 in 2001 and operating expenses for the quarter declined to $855,000 as compared to $939,000 in the year earlier period. The 2001 quarter included a $316,000 charge to cost of revenues and a $40,000 charge to selling, general and administrative expenses also related to the amendment of the McKesson agreement.

"The effect of the revised McKesson relationship disguised the positive performance in the current quarter" stated Paul W. Miller, the Company's Chief Executive Officer. "Revenues from all other sources actually increased 30% from the prior year quarter and our continued effort to control and reduce costs has resulted in lower losses."

On March 12, 2002 the Company announced that a number of changes had been implemented to significantly improve financial performance, including the voluntary resignation of Bo W. Lycke as President and Chief Executive Officer in order to reduce executive compensation and the appointment of Mr. Miller, who had been serving in the capacity of Chief Operating Officer and Chief Financial Officer, to succeed him. The Company also implemented a number of staff reductions along with salary reductions for management personnel and certain employees and announced that steps were being taken to reduce other operating expenses.

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The Company has continued to receive financing from a Zurich, Switzerland based investment group through the sale of preferred stock totaling $826,000 since January 1, 2002. "Our investors are supporting us as the evolution of our revised marketing strategy to provide services and software to larger volume processors of claims is continuing to show signs of promise," stated Mr. Miller. "The industry is finally starting to realize that technologies that enable cost savings are both crucial and available. The forthcoming HIPAA legislation deadlines are nearing and we are seeing a material increase in our prospective customers' interest in implementing these solutions."

Claimsnet.com inc. is a leading provider of Internet-based, business-to-business solutions for the healthcare industry, including distinctive, advanced ASP technology for online healthcare transaction processing. Headquartered in Dallas, Claimsnet.com offers proprietary systems that are distinguished by ease of use, customer care, security and measurable cost advantages. More information on Claimsnet.com can be found at the Company's web site at www.claimsnet.com.

Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, maintaining access to external sources of capital, regulatory actions, success of marketing strategies, actions of the Company's competitors, suppliers and distribution channels, employee retention, and continued use of the Internet. Further information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.


                               [Tables to Follow]

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                       CLAIMSNET.COM INC. AND SUBSIDIARY
                    SUMMARY OPERATIONS STATEMENT INFORMATION
                      (In thousands except per share data)

                                                          Three Months Ended
                                                              March 31,
                                                       ------------------------
                                                         2002            2001
                                                       --------        --------

REVENUES                                               $    315        $    532

COST OF REVENUES                                       $    560        $    910

GROSS LOSS                                             $   (245)       $   (378)

RESEARCH AND DEVELOPMENT                               $     95        $    182

SELLING, GENERAL AND ADMINISTRATIVE                    $    760        $    757

LOSS FROM OPERATIONS                                   $ (1,100)       $ (1,317)

NET LOSS                                               $ (1,102)       $ (1,316)

BASIC AND DILUTED NET LOSS
PER COMMON SHARE                                       $  (0.10)       $  (0.15)

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING -
BASIC AND DILUTED                                        11,141           8,640



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